American Funds Corporate Bond Fund
November 30, 2016
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$743
Class B*	$-
Class C	$9
Class F-1	$2
Class F-2	$13
Total	$767
Class 529-A	$7
Class 529-B*	$-
Class 529-C	$2
Class 529-E	$1
Class 529-F-1	$1
Class R-1*	$-
Class R-2*	$-
Class R-2E*	$-
Class R-3*	$-
Class R-4*	$-
Class R-5*	$-
Class R-5E*	$-
Class R-6*	$-
Total	$11
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.1147
Class B	$0.0725
Class C	$0.0384
Class F-1	$0.0637
Class F-2	$0.0719
Class 529-A	$0.0597
Class 529-B	$0.0695
Class 529-C	$0.0399
Class 529-E	$0.0587
Class 529-F-1	$0.0700
Class R-1	$0.0707
Class R-2	$0.0633
Class R-2E	$0.0713
Class R-3	$0.0691
Class R-4	$0.0710
Class R-5	$0.0712
Class R-5E	$0.0715
Class R-6	$0.0702
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	9,467
Class B	1
Class C	359
Class F-1	88
Class F-2	347
Total	10,262
Class 529-A	247
Class 529-B	1
Class 529-C	89
Class 529-E	21
Class 529-F-1	18
Class R-1	3
Class R-2	4
Class R-2E	2
Class R-3	3
Class R-4	2
Class R-5	2
Class R-5E	2
Class R-6	3
Total	397
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$10.11
Class B	$10.11
Class C	$10.11
Class F-1	$10.11
Class F-2	$10.11
Class 529-A	$10.11
Class 529-B	$10.11
Class 529-C	$10.11
Class 529-E	$10.11
Class 529-F-1	$10.11
Class R-1	$10.11
Class R-2	$10.11
Class R-2E	$10.11
Class R-3	$10.11
Class R-4	$10.11
Class R-5	$10.11
Class R-5E	$10.11
Class R-6	$10.11
*Amount less than one thousand.